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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.   20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported):
                      October 21, 1996 (October 11, 1996)



                            Sport Supply Group, Inc.
  ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



     Delaware                   1-10704                     75-2241783
-----------------      -------------------------        -----------------
(State or other           (Commission File               (IRS Employer
jurisdiction of            Number)                      Identification No.)
incorporation)



              1901 Diplomat Drive, Farmers Branch, Texas  75234
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             (Address of principal executive offices) (Zip Code)


             Registrant's telephone number, including area code:
                                 (214) 484-9484


                              Not Applicable
--------------------------------------------------------------------------------
        (Former name or former address, if changed since last report)





                                                              Page 1 of 6 pages.
                                         Index to Exhibits is located on page 2.



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Item 5.  Other Events

         Set forth below is a brief description of a proposal recently received by Sport Supply Group, Inc. ("SSG"). Any description or disclosure made in this Form 8-K with respect to such proposal is qualified in its entirety by reference to such proposal. The proposal is attached hereto as an Exhibit and is incorporated herein by reference.

         On October 11, 1996, Emerson Radio Corp. ("Emerson") delivered a written proposal to the Board of Directors of SSG, in which Emerson seeks to acquire a controlling interest in SSG. Under the terms of the proposal, Emerson would purchase from SSG an additional 1,333,333 shares of the common stock, $.01 par value per share (the "Common Stock") of SSG at a purchase price of $6.00 per share (for an aggregate consideration of approximately $8 million) and would purchase, for an aggregate consideration of $800, 5-year warrants to acquire an additional 1,333,333 shares at an exercise price of $6.50 per share, subject to adjustment. Based upon the number of shares outstanding on the date hereof and assuming the proposal is accepted, upon acquisition of such shares (but prior to the exercise of any of such warrants) Emerson would own approximately 25% of the outstanding shares of Common Stock. Emerson would own approximately 35% of the outstanding shares of Common Stock upon exercise of all the warrants. Emerson also requested registration rights on the resale of the shares of Common Stock proposed to be acquired, as well as on the exercise and resale of the shares of Common Stock proposed to be acquired under the warrants. In addition, Emerson proposed to arrange for foreign trade credit financing of $2 million for the benefit of SSG to supplement existing credit facilities.

         As part of Emerson's proposal, SSG would cause a majority of the members of its Board of Directors to consist of Emerson's designees. Emerson's proposal contemplates that Michael J. Blumenfeld, SSG's Chairman of the Board and Chief Executive Officer, would resign and be retained by SSG as a consultant, on terms to be negotiated. Emerson would cause SSG to comply with its current contractual obligations to Mr. Blumenfeld upon the change in control. All other members of senior management would be retained.

         The proposal contemplates a $1 million termination fee if a transaction with Emerson is not consummated for any reason except for the willful failure to close by Emerson and is subject to various conditions including the negotiation and execution of definitive documentation. SSG's Board is reviewing Emerson's proposal.


(a) Exhibits



    Exhibits Index:

              DESCRIPTION OF EXHIBIT                           PAGE
              ----------------------                           ----

    5(a)      Letter to Sport Supply Group, Inc.                4
              from Emerson Radio Corp.






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                                   SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        Sport Supply Group, Inc.




Date:  October 21, 1996                 By: /s/ Michael J. Blumenfeld
                                            -------------------------
                                            Michael J. Blumenfeld
                                            Chairman of the Board and
                                            Chief Executive Officer






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                                  EXHIBIT 5(A)


                                        October 11, 1996




Via Telecopy

Sports Supply Group, Inc.
1901 Diplomat Drive
Dallas, Texas  75234
Attn.:  Board of Directors

             Re:  Emerson Radio Corp. Acquisition Proposal

Gentlemen:

    Emerson Radio Corp. ("Emerson") has engaged in a due diligence review and analysis of Sport Supply Group, Inc. ("SSG") over the past few weeks, with a view towards determining Emerson's interests with regard to its future relationship with, and its current investment in, SSG. Emerson appreciates the cooperation and assistance of SSG in its review of SSG to date, enabling Emerson to conduct its review in an expeditious and non-intrusive manner. The following proposal is based on the review of the documents made available to Emerson by SSG and meetings with SSG personnel to date. Subject to the foregoing, Emerson's proposal is being made on the following terms and subject to the following conditions:

    a) Emerson, or a direct or indirect subsidiary of Emerson (the "Purchaser"), will purchase directly from SSG 1,333,333 shares of newly-issued common stock (the "Stock") of SSG at a purchase price of $6.00 per share, for an aggregate consideration of approximately $8 million.

    b) The Purchaser will purchase from SSG, for $800, warrants (the "Warrants") to purchase an aggregate of 1,333,333 shares of Stock at an exercise price of $6.50 per share, subject to customary anti-dilution adjustments. The Warrants shall have a term of five-years and have such other terms as shall be acceptable to Emerson.

    c) SSG will grant the Purchaser demand and "piggyback" registration rights on the resale of the shares of Stock currently owned and to be acquired as contemplated hereby, and to be acquired on the exercise of the Warrants and the resale of such shares of Stock upon such exercise. Such registration rights shall be on such terms as shall be negotiated between Emerson and SSG.

    d) The Purchaser will enter into a purchase agreement (the "Purchase Agreement") with SSG providing for the purchase of the Stock and the Warrants as described above, and on such other terms and conditions as shall be agreed upon between Emerson and SSG, and shall provide, without limitation, for the following:

                     i) Emerson will provide approximately $2 million of available trade finance credit to SSG for the purchase of goods sourced in the Far East through a foreign subsidiary of Emerson, on terms and conditions acceptable to Emerson and SSG;

                     ii) SSG shall cause designees of Emerson to be appointed to its Board of Directors so as to cause such designees to constitute a majority of SSG's Board;

                     iii) Emerson will cause SSG to retain all current
                          members of management, except Michael Blumenfeld, in accordance with their current employment arrangements. SSG shall not alter





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                          the title, duties, compensation, or employment
                          arrangements of any of such management members without the prior written consent of Emerson;

                     iv) Michael Blumenfeld will resign as an employee, officer, and director of SSG and each of its subsidiaries. Emerson will cause SSG to honor its contractual commitments to Mr. Blumenfeld;

                     v) SSG may proceed with its attempts to sell its golf business as previously disclosed to Emerson; provided, however, that SSG shall obtain the prior written consent of Emerson if such sale would be at a price less than the book value of such business as reflected in SSG's financial statements contained in its most recently filed Form 10-Q;

                     vi) a termination fee shall be payable to Emerson by SSG equal to $1 million if a transaction with Emerson is not consummated for any reason except for the willful failure to close by Emerson;

                     vii) Emerson shall be entitled to conduct site assessments and reviews and environmental and other due diligence as shall be deemed necessary or desirable by Emerson;

                     viii)mutually satisfactory definitive documentation shall
                          have been negotiated, prepared, executed, and exchanged.

    e) Emerson will cause SSG to enter into a consulting or similar agreement with Michael Blumenfeld, which will be negotiated concurrently with the Purchase Agreement. Such consulting or similar arrangement will be on terms acceptable to Emerson and Mr. Blumenfeld, and will contain, without limitation, Mr. Blumenfeld's agreement not to compete with SSG, and will be on such terms and conditions as shall be acceptable to Emerson, SSG, and Mr. Blumenfeld.

    f) The current defaults by SSG with its primary lender and the amounts of future credit availability shall be resolved to Emerson's satisfaction, either by agreement with SSG's current primary lender or by arrangements with a substitute primary lender, all of which shall be acceptable to Emerson.

    g) SSG shall consult with Emerson on SSG's accounting practices and shall provide for such adjustments(to be effective for the fiscal year ended October 1996), reports, and practices as shall reasonably be requested by Emerson.

    The foregoing represents Emerson's proposal with respect to its contemplated acquisition of securities of SSG. A draft of the Purchase Agreement should be supplied to SSG by Monday, October 14, 1996. If this proposal is acceptable, Emerson representatives would be prepared to meet with SSG representatives in Dallas on Tuesday and Wednesday of next week to finalize the Purchase Agreement. The ultimate rights and obligations of the parties shall only be as set forth in and subject to execution of such definitive documents.

    Emerson understands the importance of effectuating the acquisition as expeditiously as possible due to the current default of SSG under its lending arrangements. Thus, Emerson and SSG shall each use their respective best efforts to close the transactions contemplated hereby on or about November 1, 1996, but in any event by the close of business on November 15, 1996.

    Emerson also anticipates that SSG will permit additional access to its senior and middle management personnel, and reasonable access to other personnel of SSG and its subsidiaries and affiliates. Further, Emerson shall be permitted to inspect and monitor the books and records of SSG and its subsidiaries until the closing date of the Purchase Agreement.

    Any release to the public of information with respect to the matters set forth herein or contemplated hereby or the definitive documents will be made as necessary or desirable in a form and manner based on the mutual cooperation of Emerson and SSG; provided, that nothing contained herein shall restrict any party from releasing information which,





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upon advice of counsel, may be required by applicable laws regulations.  An amendment to Emerson's Schedule 13D will immediately be required due to the delivery of this proposal.

    Emerson looks forward to proceeding immediately with all necessary steps to expeditiously consummate these transactions.



                                               Very truly yours,


                                               /s/ Eugene I. Davis
                                               Eugene I. Davis
                                               President






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